EXHIBIT 99.1

Media Relations Department
P.O.  Box 1734, Atlanta, Georgia 30301
Telephone (404) 676-2121

FOR IMMEDIATE RELEASE
Contact:  Dana Bolden
(404) 676-2683

EXECUTIVE LEADERSHIP TRANSITION
FINALIZED AT THE COCA-COLA COMPANY

ATLANTA, July 1, 2008 – The Coca-Cola Company today completed its executive leadership transition as Muhtar Kent officially became the Company’s new chief executive officer.

Kent, 55, follows Neville Isdell, 65, who will remain chairman of the Board through the Company’s Annual Meeting of Shareowners in April 2009. Kent remains president of the Company.

Speaking for the Coca-Cola Board of Directors, Presiding Director James D. Robinson III thanked Isdell for his years of service, applauded the orderly transition and expressed enthusiasm for Kent’s appointment.

“The Board recognizes Neville’s significant achievements and we look forward to working with him as our chairman through April 2009. Neville and the rest of the Board now look to Muhtar to take The Coca-Cola Company to the next level of success,” said Robinson. “This has been a very smooth and transparent leadership transition, which speaks well for the health and future of The Coca-Cola Company. Neville has done an outstanding job bringing The Coca-Cola Company back to fighting form. We have full confidence in Muhtar as CEO and in his intense focus on continuing to win in the marketplace. His blend of operational excellence, vision and dynamic leadership are exactly what our Company needs.”

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 450 sparkling and still brands. Along with Coca-Cola®,

  - more-

recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke®, Fanta®, Sprite®, Coca-Cola Zero®, vitaminwater®, PowerAde®, Minute Maid® and Georgia Coffee®. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.5 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

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